Exhibit 3.5

New York State
Department of State
Division of Corporations, State Records
and Uniform Commercial Code
41 State Street
Albany, NY 12231
www.dos.state.ny.us

CERTIFICATE OF CORRECTION
OF THE
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
ALLIANCE PHARMACEUTICAL CORP.

Under Section 105 of the Business Corporation Law

It is hereby certified that:

1.  The name of the corporation is: Alliance Pharmaceutical Corp. The name under which the Corporation was formed is: Otisville Biologics Inc.

2.  The instrument to be hereby corrected, the Certificate of Amendment of the Certificate of Incorporation of Alliance Pharmaceutical Corp., was filed by the Department of State on December 11, 2006.

3.  The nature of the informality, error, incorrect statement, or defect of the Certificate of Amendment of the Certificate of Alliance Pharmaceutical Corp. dated December 11, 2006 (hereinafter described as the “Certificate”) to be hereby corrected is as follows: Due to a clerical error, the Third Article of the Certificate inaccurately stated that there would be an increase in the number of authorized shares of the Corporation’s Common Stock, par value $.01 per share, from 130,000,000 shares to 155,000,000 shares, an increase of 25,000,000 shares. The Third Article should have stated that there would be an increase in the number of authorized shares of the Corporation’s Common Stock, par value $.01 per share, from 125,000,000 to 150,000,000 shares, an increase of 25,000,000 shares.

4.  The Third Article of the Certificate hereinabove described is hereby corrected to read as follows:

“THIRD: The amendment effected by this Certificate of Amendment is as follows: The third paragraph of Section 4 of the Certificate of Incorporation is amended to increase the total number of shares of Common Stock, par value $.01 per share, that the Corporation is authorized to issue from 125,000,000 shares to 150,000,000 shares, an increase of 25,000,000 shares. Prior to this Certificate of Amendment, the Corporation was authorized to issue 130,000,000 shares of stock, of which 125,000,000 shares were designated Common Stock, par value $.01 per share, and 5,000,000 shares were designated Preferred Stock, par value $.01 per share. Pursuant to this Certificate of Amendment, the Corporation will be authorized to issue 155,000,000 shares of stock, of which 150,000,000 shares will be designated Common Stock, par value $.01 per share, and 5,000,000 shares will be designated Preferred Stock, par value $.01 per share. Except for the increase in the number of shares of Common Stock, par value $.01 per share, that the Corporation is authorized to issue, the Corporation’s Common Stock, par value $.01 per share, will not be affected in any manner. The 5,000,000 shares of Preferred Stock, par value $.01 per share, that the Corporation is authorized to issue will not be affected by such amendment.”

IN WITNESS WHEREOF, I have subscribed this document on the date set opposite my name below and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined and are true and correct.

Date: December 15, 2006	By:	/s/ B. Jack DeFranco
Name: B. Jack DeFranco
Title: President and Chief Operating Officer

CERTIFICATE OF CORRECTION

OF THE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ALLIANCE PHARMACEUTICAL CORP.

Under Section 105 of the Business Corporation Law

Filers Name:                                      Alliance Pharmaceutical Corp.
Address:                                           4660 La Jolla Village Drive, Suite 825
City, State and Zip Code:               San Diego, CA 92122

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